Exhibit 10.6

THE GLIMPSE GROUP, INC

Market View VR, LLC Economic Interests Agreement

Dated as of March 30, 2017

This Economic Interests Agreement (this “Agreement”) is made and entered into as of the date set forth above (the “Effective Date”) by and between THE GLIMPSE GROUP, INC., a Nevada corporation (the “Company”), its subsidiary Market View VR, LLC (the “Subsidiary”) and Andy Maggio (“Manager”), and together the Parties (“Parties”).

RECITALS

WHEREAS, the Company is the owner of the Subsidiary, the Manager is an Employee of the Company and the General Manager of the Subsidiary;

WHEREAS the Company desires to have the benefit of Manager’s skills and services, and the Manager desires to manage the Subsidiary on the terms and conditions set forth herein;

WHEREAS Andy Maggio is also an Employee of the Company, the General Manager of the Subsidiary (the “GM”) and has agreed to and signed a separate Economic Interests Agreement with the same terms and conditions as set forth herein;

WHEREAS the Manager’s relationship with the Company shall continue to be governed by the Manager’s Employment Agreement dated June 15, 2017 and any following amendments to it (“Employment Agreement”). Nothing herein shall constitute a change to the Employment Agreement;

NOW, THEREFORE, the Parties agree to as follows:

1)       Future Transactions Involving Subsidiary. Subject to the Vesting provisions detailed below, Manager shall have the right to receive the payments (“Payments”) as set forth below:

(i)       Sale of All or Part of Ownership or Assets of Subsidiary. If there is a sale of all or part of (i) the ownership of Subsidiary (as a result of newly issued equity of the Subsidiary or the sale of the equity of Subsidiary held by Company), or (ii) the assets of Subsidiary, resulting in cash, equity or other direct proceeds to the Company, the Manager shall receive five percent (5%) of the net sale proceeds (net of specific transaction fees including brokerage commissions, legal fees, and other customary transactional fees related to the transaction) in kind. In other words, if the Company receives cash, stock, warrants, debt or combination of any or each, the Manager will receive five percent (5%) of the same type of consideration received by the Company, net of the fees described above.

(ii)       Change of Control. If the Company’s ownership interest in the Subsidiary is diluted below fifty percent (50%) of the outstanding equity of the Subsidiary (“Change of Control”) as a result of one or a series of transactions resulting in investment proceeds into the Subsidiary, the Manager shall receive five percent (5%) of the outstanding equity in the Subsidiary immediately after the dilutive transaction(s) resulting in the Change of Control.

(iii)       Going Public Transaction. If a transaction is completed resulting in the Subsidiary becoming a separate publicly traded entity (via initial public offering, spin-off, or reverse merger), the Manager shall receive five percent (5%) of the outstanding equity in the Subsidiary immediately prior to the transaction on a fully diluted basis; provided, however, that such five percent (5%) shall be granted immediately before completion of a transaction for a qualified financing transaction defined as a firm commitment underwriting of $10,000,000 or more.

(iv)       Dividend Distribution. In the case that a potential future subsidiary of the Subsidiary is sold (cash and or/equity) and the proceeds are distributed out of Subsidiary to the Company, then Manager shall receive five percent (5.0%) of the distributed proceeds.

(v)       Vesting. The rights of Manager to receive the payments set forth in Section 1(d)(i), (ii), (iii) and (iv) above shall vest or be forfeited as follows:

(i)       Manager shall vest in 1.67% out of the total 5% payable pursuant to Section 1(d)(i), Section 1(d)(ii), Section 1(d)(iii) or Section 1(d)(iv), whether paid in cash or shares of Common Stock, on the first anniversary of the Effective Date.

(ii)       Manager shall vest in the remaining 3.33% out of the total 5% payable pursuant to Section 1(d)(i), Section 1(d)(ii), Section 1(d)(iii) or Section 1(d)(iv), ratably each month of the twenty four months following the first anniversary of the Effective Date (i.e., 0.1389% per month out of the remaining 3.33% payable pursuant to Section 1(d)(i), Section 1(d)(ii), Section 1(d)(iii) or Section 1(d)(iv), whether paid in cash or shares of Common Stock, such that Seller is fully vested in the payments pursuant to Section 1(d)(i), Section 1(d)(ii), Section 1(d)(iii) or Section 1(d)(iv), on the third anniversary from the Effective Date of this agreement.

(iii) In the event that: A) Manager’s employment with Company is terminated (i) by Company for Cause, or by Manager without Good Reason (as defined in below), or B) Manager breaches any of the representations, warranties or covenants of the Employment Agreement, then, in any such case, Manager shall forfeit the right to receive any of the payments set forth in Section 1(d)(i), Section 1(d)(ii), Section 1(d)(iii) or Section 1(d)(iv), to the extent not vested as of the time of the date of termination of employment with Company or the time of the breach or any of the representations, warranties or covenants of Manager set herein, as applicable.

For purposes of this Agreement, the term “Cause” shall mean: (i) an action or omission of the Employee which constitutes a willful and material breach of, or failure or refusal (other than by reason of Employee’s disability) to perform Employee’s duties under this Agreement which is not cured within fifteen (15) days after receipt by the Employee of written notice of same; (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with Employee’s services hereunder; (iii) conviction of any crime which involves dishonesty or a breach of trust; or (iv) gross negligence in connection with the performance of the Employee’s duties hereunder, which is not cured within fifteen (15) days after written receipt by the Employee of written notice of same. Any termination for Cause shall be made in writing to the Employee, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Employee shall have the right to address the Chief Executive Officer regarding the acts set forth in the notice of termination.

For purposes of this Agreement, “Good Reason” shall mean (i) the assignment to the Manager of any duties inconsistent in any respect with the Manager’s skills, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Manager; (ii) any failure by the Company to comply with any of the provisions of the Employment Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Manager.

(iv)       Notwithstanding the above, in the case of: i) the sale of the Company or the Subsidiary, ii) termination of Manager not for Cause, iii) departure of Manager for Good Reason or (iv) secession of the Company as an operating company, then all unvested Manager payments to the extent not already forfeited, shall become fully vested and due.

vi) Reallocation of Payments. Should the Manager’s or the CTO’s unvested Payments be forfeited for any reason and not reallocated by the Company, at its sole discretion, then any remaining unvested Payments shall transfer to the remaining Party, subject to: i) the remaining Party’s vesting schedule and ii) written approval of the Company of such transfer.

IN WITNESS WHEREOF, the Company and Manager have caused this Agreement to be duly executed as of the Effective Date.

COMPANY:

THE GLIMPSE GROUP, INC.

By:	/s/ Lyron L. Bentovim

Name:	Lyron L. Bentovim

Title:	President & CEO

Manager: Andy Maggio

By:	/s/ Andy Maggio

Name:	Andy Maggio